Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2022
LAKELAND, Fla., March 1, 2023 Publix’s sales for the three months ended Dec. 31, 2022, a 14‑week quarter, were $15.3 billion, a 22% increase from $12.6 billion in 2021, a 13‑week quarter. The additional week in the fourth quarter of 2022 increased sales by 8.1%. Comparable store sales for the three months ended Dec. 31, 2022 increased 12.4%.
Net earnings for the three months ended Dec. 31, 2022 were $1.3 billion, compared to $1.1 billion in 2021, an increase of 21.6%. Earnings per share for the three months ended Dec. 31, 2022 increased to $0.38 per share, up from $0.31 per share in 2021, adjusted for the effect of the 5-for-1 stock split that occurred on April 14, 2022. Excluding the impact of net unrealized losses on equity securities in 2022 and net unrealized gains on equity securities in 2021, net earnings for the three months ended Dec. 31, 2022 would have been $1.3 billion, compared to $960 million in 2021, an increase of 34.7%. Earnings per share would have been $0.39 per share, compared to $0.28 per share in 2021, adjusted for the effect of the stock split. Net earnings and earnings per share benefited from the additional week in the fourth quarter of 2022.
Publix’s sales for the fiscal year ended Dec. 31, 2022, a 53-week year, were $54.5 billion, a 13.6% increase from $48 billion in 2021, a 52-week year. The additional week in 2022 increased sales by 2.1%. Comparable store sales for the fiscal year ended Dec. 31, 2022 increased 9.9%.
Net earnings for the fiscal year ended Dec. 31, 2022 were $2.9 billion, compared to $4.4 billion in 2021, a decrease of 33.9%. Earnings per share for the fiscal year ended Dec. 31, 2022 decreased to $0.86 per share, down from $1.28 per share in 2021, adjusted for the effect of the stock split. Excluding the impact of net unrealized losses on equity securities in 2022 and net unrealized gains on equity securities in 2021, net earnings for the fiscal year ended Dec. 31, 2022 would have been $4 billion, compared to $3.6 billion in 2021, an increase of 12.7%. Earnings per share would have been $1.20 per share, compared to $1.04 per share in 2021, adjusted for the effect of the stock split. Net earnings and earnings per share benefited from the additional week in 2022.

These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2023, Publix’s stock price increased from $13.19 per share to $14.55 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our operating results and pleased with our stock price increase,” said Publix CEO Todd Jones. “I want to thank our associates for continuing to deliver premier customer service.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 31, 2022 and Dec. 25, 2021 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. All applicable share and per share amounts have been retroactively adjusted to give effect to the stock split.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 31, 2022 and Dec. 25, 2021:

	Three Months Ended
	Dec. 31, 2022	Dec. 25, 2021
	(Amounts are in millions, except per share amounts)
Net earnings	$1,278	1,051
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of year	20	(122)
Income tax (benefit) expense (1)	(5)	31
Net earnings excluding impact of fair value adjustment	$1,293	960
Weighted average shares outstanding	3,337	3,428
Earnings per share excluding impact of fair value adjustment	$0.39	0.28

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 31, 2022 and Dec. 25, 2021:

	Fiscal Years Ended
	Dec. 31, 2022	Dec. 25, 2021
	(Amounts are in millions, except per share amounts)
Net earnings	$2,918	4,412
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of year	1,516	(1,109)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	9
Income tax (benefit) expense (1)	(385)	280
Net earnings excluding impact of fair value adjustment	$4,049	3,592
Weighted average shares outstanding	3,379	3,447
Earnings per share excluding impact of fair value adjustment	$1.20	1.04
(1) Income tax (benefit) expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 240,000 associates, currently operates 1,328 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 25 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###